UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2023

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Straits View #12-00, Marina One
East Tower
Singapore	018936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
$0 Par Value Ordinary Shares	WVE	The Nasdaq Global Market

Item 1.01 Entry Into a Material Definitive Agreement.

On January 26, 2023, as a condition to and simultaneous with the closing of the equity issuance contemplated by the Share Purchase Agreement (the “Share Purchase Agreement”), dated December 13, 2022, by and between Wave Life Sciences Ltd. (including its subsidiaries, the “Company” or “Wave”) and Glaxo Group Limited (“GGL”), the Company entered into an Investor Agreement with GGL (the “Investor Agreement”). A description of the terms and conditions of the Investor Agreement that are material to the Company is set forth in the Current Report on Form 8-K filed by the Company on December 13, 2022 under the heading “Equity Investment” in Item 1.01 of such Current Report on Form 8-K, which description is incorporated herein by reference.

Item 8.01 Other Events.

On January 26, 2023, Wave closed on the issuance and sale of 10,683,761 ordinary shares to GGL and received aggregate cash proceeds of approximately $50.0 million in respect of the sale. The sale was made pursuant to the terms of the Share Purchase Agreement, the terms of which were previously disclosed by Wave in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2022.

As a result of the closing under the Share Purchase Agreement, the Collaboration and License Agreement, dated December 13, 2022, by and among Wave Life Sciences USA, Inc., Wave Life Sciences UK Limited and GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”) (the “Collaboration Agreement”), became effective on January 27, 2023. Accordingly, GSK is now required to pay Wave the upfront cash payment of $120.0 million and the first installment of research support funding in respect of target validation activities under the collaboration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

By:	/s/ Paul B. Bolno, M.D.
Paul B. Bolno, M.D.
President and Chief Executive Officer

Date: January 30, 2023